Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Stoneridge, Inc. Amended and Restated Long-Term Incentive Plan of our reports dated March 12, 2007, with respect to the consolidated financial statements and schedule of Stoneridge, Inc. and Subsidiaries included in its Annual Report (Form 10-K) for the year ended December 31, 2006, Stoneridge, Inc. and Subsidiaries management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Stoneridge, Inc. and Subsidiaries, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Cleveland, Ohio
February 27, 2008